                                EXHIBIT 4.11

                DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC.
                  WARRANT FOR PURCHASE OF PREFERRED STOCK

WARRANT NO.         WARRANT HOLDER:               WARRANT AMOUNT:
----------          --------------                --------------
    1               Jeffrey G. Parker               3.4 Shares

    2               Joel T. Hagen                   3.4 Shares

    3               John F. Archer                  3.4 Shares

    4               Donald B. Graham                3.4 Shares

    5               Doug Schneider                  3.4 Shares

    6               Douglas English                 8.5 Shares

    7               Gery Baar                       8.5 Shares

                             November 27, 1996


                DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC.

                                    AND

                             ________________

                  WARRANT FOR PURCHASE OF PREFERRED STOCK


          This Warrant is made as of November 27, 1996, between, DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC., a South Dakota cooperative corporation ("Dakota"), and ___________________ ("Holder"). This Warrant is given pursuant to a Merger Agreement by which Holder and others agreed to receive Dakota Preferred Stock and this Warrant as part of the Merger.

     1.   DEFINITIONS.

          A. "AGREEMENT" means a certain agreement involving Dakota, the undersigned and others relating to the Dakota Preferred Stock received by the undersigned pursuant to the above referenced Merger Agreement. The Agreement is attached as Exhibit B to the Merger Agreement.

          B. "DAKOTA PREFERRED STOCK" means the Non-Voting, Non-Cumulative Preferred Stock of Dakota.


     2. GRANT OF WARRANT. Dakota hereby grants to Holder a right to purchase ("Warrant") ______ shares of Dakota Preferred Stock at a Warrant price of $1,000 per share, to be exercisable in accordance with this Warrant.


     3. TERM OF EXERCISABILITY OF WARRANT. This Warrant shall be exercisable immediately, in whole or in part, and shall remain exercisable for a period that will terminate 6 months following the public registration of shares of Dakota's common stock into which the Preferred Stock may be mandatorily converted under the Agreement and the issuance of a Certificate of Amendment by the South Dakota Secretary of State with respect to an amendment to Dakota's Articles of Incorporation to effect the conversion of Dakota from a South Dakota cooperative corporation into a South Dakota business corporation (the "Public Offering and Conversion"), but not before January 2, 1998.

     4.   EXERCISE.   Holder will exercise this Warrant by giving Dakota a
written notice of the exercise of the Warrant. The notice shall be effective when received by the Secretary or Treasurer at Dakota's main office, accompanied by full cash payment of the Warrant price. Dakota will deliver to Holder a certificate or certificates for such shares of stock; PROVIDED, HOWEVER, that the time of delivery may be postponed for such period as may be required for Dakota with reasonable diligence to comply with any registration requirements under the Securities Act of 1933, the Securities Exchange Act of 1934, any requirements under any other law or regulation applicable to the issuance, listing or transfer of such shares. If Holder fails to exercise the Warrants within the above period or fails to accept delivery of and pay for all or any part of the number of shares specified in the notice upon tender or delivery of the shares, Holder's right to exercise the Warrant with respect to such undelivered shares shall terminate.


     5. TRANSFERABILITY. This warrant will not be registered under applicable federal or state securities laws. This Warrant may not be sold, transferred or otherwise disposed of voluntarily or by operation of law, except that in the event of Holder's death, it may be exercised by Holder's estate or with the prior written consent of Dakota which may be withheld in its sole discretion. If any assignment, pledge, or transfer of this Warrant, other than as provided in this Section 5, shall be made or attempted, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the same, this Warrant shall be void and of no further effect. Dakota may, in the event it deems the same desirable to assure compliance with applicable federal and state securities laws, place an appropriate restrictive legend upon any certificate representing shares issued pursuant to the exercise of this Warrant, and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.


     6. SHAREHOLDER RIGHTS. Holder shall have no rights as a shareholder with respect to any shares covered by this Warrant until exercise of the Warrant and payment for such shares.


     7. DAKOTA PREFERRED STOCK SUBJECT TO AGREEMENT. The Dakota Preferred Stock which is the subject of this Warrant is also subject to and has the rights granted under the Agreement concerning the Dakota Preferred Stock defined above from and after the date of exercise. Upon the conversion of Dakota Preferred Stock into common stock as provided in the Agreement, this Warrant shall be exercisable for the number of shares of common stock into which the Dakota Preferred Stock subject to this Warrant would have been convertible under the Agreement.

     8. CERTIFICATIONS. Holder hereby represents and warrants that Holder is acquiring the Warrant granted under this Agreement for Holder' own account and investment and without any intent to resell or distribute the shares upon exercise of the Warrant. Holder shall not resell or distribute the shares received upon exercise of the Warrant except in compliance with such conditions as Dakota may reasonably specify to ensure compliance with federal and state securities laws.


     9. EFFECTIVE DATE. This Warrant shall be effective as of the date first set forth above.


     10. AMENDMENT. This Agreement shall not be modified except in a writing executed by the parties.


                              DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC.


                              By __________________________________________

                                 Its ______________________________________


                              Holder:


                              _____________________________________________